Exhibit 3.1

Business Program
Colorado Secretary of State
1700 Broadway, Ste. 550 Denver, CO 80290
Phone: 303-894-2200 Fax: 303-869-4864
Email: Business@coloradosos.gov Website: www.coloradosos.gov

E-Filed

Colorado Secretary of State
ID#: 20258177857
Document #: 20261117322
Filed on: 01/27/2026 03:56:48 PM
Paid: $25.00

Amended and Restated Articles of Incorporation

Filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

Section 1 – ID number and entity name

For the entity, its ID number and entity name are

ID number:

20258177857

Entity name:

USFM Corporation

Section 2 – New entity name (if applicable)

The new entity name is:

Section 3 – Attachments (if applicable)

The amended and restated constituent filed document is attached.

Section 4 – Delayed effective date (if applicable)

The delayed effective date and/or time (mm/dd/yyyy hour:minute am/pm) of this document is (if applicable):

Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. If you don't enter a specific time, the filing will take effect at 11:59 PM. Times are MST/MDT.

Section 5 – Notice of perjury

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

Section 6 – Filer's information

The true name and mailing address of the individual causing the document to be delivered for filing are:

Last name	First name	Middle	Suffix
Price	Robert	B	

Address 1
1707 Cole Blvd

Address 2
Suite 200

City	State	ZIP code
Golden	CO	80401

Province (if applicable)	Country
	United States

If the following statement applies, adopt the statement by marking the box and include an attachment:

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Section 7 – Disclaimer

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet.

Questions should be addressed to the user's legal, business or tax advisor(s).

**AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
USFM CORPORATION**

The individual named below hereby certifies as follows:

1. The name of the corporation is USFM Corporation (hereinafter called the "Corporation").

2. The original Articles of Incorporation of the Corporation (the "Articles of Incorporation") were filed in the office of the Secretary of State of the State of Colorado on October 27, 2025.

3. The Amended and Restated Articles of Incorporation (the "Amended Articles") were duly adopted solely by the Corporation's board of directors, in accordance with the Colorado Revised Statutes and the Corporation's governing document. Shareholder action was not required pursuant to § 7-110-107 of the Colorado Revised Statutes.

4. The following Amended Articles shall replace the Articles of Incorporation in its entirety and shall read as follows:

**ARTICLE I
NAME OF CORPORATION**

The name of the Corporation is: USFM Corporation.

**ARTICLE II
PRINCIPAL OFFICE, REGISTERED OFFICE AND REGISTERED AGENT**

The principal office address of the corporation's principal office is 1707 Cole Blvd, Suite 200, Golden, Colorado 80401.

The registered agent name and registered agent address of the corporation's registered agent are Capitol Corporate Services, Inc., 36 South 18th Ave. Ste. D, Brighton, CO 80601.

**ARTICLE III
PURPOSE OF CORPORATION**

The purpose for which this Corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Colorado.

**ARTICLE IV
AUTHORIZED CAPITAL STOCK**

The total number of shares which the Corporation shall be authorized to issue is 5,000,000 common shares, no par value per share.

ARTICLE V
PERPETUAL DURATION

The Corporation shall exist in perpetuity unless dissolved according to law.

ARTICLE VI
PREEMPTIVE RIGHTS

The shareholders of the Corporation shall have no preemptive rights.

ARTICLE VII
VOTING

Cumulative voting shall not be permitted by the Corporation.

ARTICLE VIII
SHAREHOLDER MEETINGS

Meetings of shareholders may be held within or without the State of Colorado, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision of Colorado law) outside the State of Colorado at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

Any action required or permitted to be taken at a meeting of shareholders by the Articles of Incorporation or the bylaws of the Corporation, may be taken without a meeting and without a vote, upon the written consent of the shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.

ARTICLE IX
LIMITATION OF LIABILITY

No director of this Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or to its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution made in violation of § 7-106-401 of the Colorado Revised Statutes, if it is established that the director did not perform his duties in compliance with § 7-108-401 of the Colorado Revised Statutes; provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution that exceeds what could have been distributed without violation of § 7-106-401 of the Colorado Revised Statutes; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

ARTICLE X
INDEMNIFICATION

The Corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director or officer of the Corporation, and may indemnify any other person, against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation's request. The Corporation shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification, advance expenses to persons indemnified by the Corporation, and provide indemnification to any person by general or specific action of the board of directors, the bylaws of the Corporation, contract or otherwise.

ARTICLE XI
NEGATION OF EQUITABLE INTERESTS IN SHARES OR RIGHTS

The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Colorado Revised Statutes, including without limitation all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the claimed interest of such other person.

ARTICLE XII
TRANSACTIONS WITH INTERESTED DIRECTORS AND OFFICERS.

None of the directors or officers of this Corporation shall, in the absence of fraud, be disqualified by his office from contracting, leasing, or otherwise dealing with this Corporation, either as a vendor, lessor, purchaser, or otherwise, of which he shall be a member or in which he may have a pecuniary interest in any manner be disqualified from doing business with the Corporation. No director or officer, nor any firm, association or corporation or with which he is connected as aforesaid shall be liable to account to this Corporation or its shareholders for any profit realized by him from or through any such contract, lease or transaction, it being the express intent and purpose of these Amended Articles to permit this Corporation to buy or lease from, sell to or otherwise deal with partnerships, firms or corporations of which the directors and officers are affiliated or in which they or any of them may have a pecuniary interest, and the contracts or leases of this Corporation, in the absence of fraud, shall not be void or voidable or affected in any manner by reason of any such membership. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction. Nothing shall prevent an officer or director from being directly or indirectly involved in a business enterprise that is in the same or similar line of business of that of the Corporation.

ARTICLE XIII
AMENDMENT TO BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of this Corporation, subject to any limitations expressed in such bylaws.

ARTICLE XIV
APPRAISAL RIGHTS

Subject to the Colorado Revised Statutes, the shareholders of the Corporation shall have appraisal (dissenters') rights only to the extent, and solely in the circumstances, expressly provided for under § 7-113-102 et seq. of the Colorado Revised Statutes, and no appraisal, dissenters', or similar rights shall be available with respect to any corporate action except as so required by applicable Colorado law.

ARTICLE XV
NAME AND ADDRESS OF INCORPORATOR

The name and address of the incorporator who caused this document to be delivered for filing is Robert B. Price, 1707 Cole Blvd, Suite 200, Golden, Colorado 80401.

ARTICLE XVI
AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, these Amended Articles are hereby made effective January 27, 2026.

USFM CORPORATION

By: */s/ Robert B. Price*
Name: Robert B. Price
Title: President